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EXHIBIT 8.1

                                  SUBSIDIARIES

                               PETSEC ENERGY LTD.

                               CONTROLLED ENTITIES

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
                                                                      % OF OWNER-
            CONTROLLED ENTITIES               PLACE OF INCORPORATION      SHIP
--------------------------------------------  ----------------------  -----------
Petsec Investments Pty. Limited                     Australia             100
Petroleum Securities Pty. Limited                   Australia             100
Najedo Pty. Limited                                 Australia             100
Petroleum Securities Share Plan Pty. Limited        Australia             100
Petsec America Pty. Limited                         Australia             100
Petsec (U.S.A.) Inc.                                  U.S.A.              100
Petsec Petroleum Inc.                                 U.S.A.              100
Petsec Energy Inc.                                    U.S.A.              100
Osglen Pty. Limited                                 Australia            80.7
Laurel Bay Petroleum Limited                        Australia             100
Ginida Pty. Limited                                 Australia             100
Western Medical Products Pty. Limited               Australia             100
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